REPORT OF SHAREHOLDER MEETING     UNAUDITED

On September 12, 2001, a shareholder meeting was held at which all of the nominated Trustees were elected and all proposals were approved by shareholders as described in the Trust's proxy statement for that meeting. The following is a report of the votes cast:
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(Proposal No.1)
a. Nominated the twelve persons named below to serve as Trustee of the Fund until their successors are elected and shall qualify:

Nominee/Proposal            For                 Withheld        Total
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
Leon Levy                   3,484,267.183       44,206.192      3,528,473.375
Donald W. Spiro             3,487,469.542       41,003.834      3,528,473.376
Bridget A. Macaskill        3,457,743.372       70,730.004      3,528,473.376
Robert G. Galli             3,487,469.542       41,003.834      3,528,473.376
Phillip A. Griffiths        3,487,469.542       41,003.834      3,528,473.376
Benjamin Lipstein           3,484,267.183       44,206.192      3,528,473.375
Elizabeth B. Moynihan       3,487,469.542       41,003.834      3,528,473.376
Kenneth A. Randall          3,487,469.542       41,003.834      3,528,473.376
Edward V. Regan             3,487,469.542       41,003.834      3,528,473.376
Russell S. Reynolds, Jr.    3,484,267.183       44,206.192      3,528,473.375
Clayton K. Yeutter          3,487,469.542       41,003.834      3,528,473.376

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                                                Broker
For             Against         Abstain         Non-Votes       Total
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(Proposal No. 2)
a. Approval to change the Fund's fundamental investment objective:

2,805,319.144   206,727.313     110,024.919     406,402.000     3,528,473.376

b. Approval to change the Fund's fundamental investment policy regarding industry concentration:
2,772,789.725   179,626.823     169,654.828     406,402.000     3,528,473.376

c. Approval to change the Fund's fundamental investment policy regarding non-diversification:
2,864,694.836   126,354.918     131,021.622     406,402.000     3,528,473.376
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(Proposal No. 3)
a. Approval to change the Fund's fundamental investment policy concerning borrowing:
2,742,333.791   213,918.495     165,819.089     406,402.000     3,528,473.375
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(Proposal No. 4)
a. Approval of the new Class B 12b-1 Distribution and Service Plan and Agreement
(only Class B shareholders voting):
715,346.967      35,273.247      46,346.901     177,987.000     974,954.115